Exhibit 23.1

Independent Auditors’ Consent

The General Partner
Alliance Capital Management L.P.:

We consent to the incorporation by reference in the registration statements (No. 333-64886) on Form S-3 and (No. 333-47194, No. 333-51418, No. 333-49392, No. 333-47667, No. 333-47655, No. 033-54575, No. 033-65930 and No. 033-65932) on Forms S-8 of Alliance Capital Management L.P. and subsidiaries (“Alliance Capital”) of our report dated January 30, 2003, with respect to the consolidated statements of financial condition of Alliance Capital as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in partners’ capital and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2002, and all related financial statement schedules, which report appears in the December 31, 2002 annual report on Form 10-K of Alliance Capital.  Our report contained an explanatory paragraph that relates to a change in method of accounting for goodwill and certain intangible assets in 2002.

/s/ KPMG LLP

New York, New York

March 26, 2003